Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form 8-K for BioNeutral Group, Inc. of our report dated February 3, 2009 relating to the financial statements of BioNeutral Laboratories Corporation USA for the years ended December 31, 2007 and 2006, which appears in such Form 8-K.

/s/ Bartolomei Pucciarelli, LLC
Lawrenceville, New Jersey
February 5, 2009